Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286251

PROSPECTUS

Oncocyte Corporation

10,606,632 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 10,606,632 shares of our common stock, no par value per share (“common stock”). These 10,606,632 shares of common stock consist of:

●	7,536,706 shares of common stock (the “PIPE Shares”) that were issued in a private placement (the “Private Placement”) pursuant to that certain Securities Purchase Agreement, dated as of February 7, 2025, by and among us and the several purchasers named therein (the “Securities Purchase Agreement”); and

●	3,069,926 shares of common stock (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) that were issued pursuant to the Securities Purchase Agreement.

The PIPE Shares and the Pre-Funded Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the PIPE Shares and the Pre-Funded Warrant Shares issuable upon the exercise of the Pre-Funded Warrants to allow the selling stockholders named herein to, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.

We are registering the resale of the PIPE Shares and Pre-Funded Warrant Shares covered by this prospectus as required by the Registration Rights Agreement, dated February 7, 2025, by and among the Company and investors named therein (the “Registration Rights Agreement”). The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Pre-Funded Warrants are exercised for cash, if at all, we will receive the exercise price of the Pre-Funded Warrants. We intend to use those proceeds, if any, for general corporate purposes and working capital.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “OCX.” On April 7, 2025, the last reported sales price for our common stock was $2.84 per share.

Investment in our common stock involves risk. See “Risk Factors” beginning on page 5 of this prospectus and in any applicable prospectus supplement and in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and any applicable prospectus supplement. You should carefully read this prospectus, any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 7, 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process under the Securities Act, pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. Each time the selling stockholders sell securities as described herein, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus, any prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and therein include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. Our business, financial condition, results of operations and prospects may have changed since such dates. This prospectus, together with any prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein and therein, will include all material information relating to the applicable offering. You should carefully read both this prospectus and the applicable prospectus supplement and any related free writing prospectus, together with the additional information described under “Where You Can Find More Information,” and “Incorporation of Certain Information by Reference” before buying any of the securities being offered.

You should rely only on this prospectus, the information incorporated or deemed to be incorporated by reference in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the SEC. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the applicable prospectus supplement, any related free writing prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus, the applicable prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “Oncocyte,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Oncocyte Corporation and its subsidiaries.

Overview

We are a pioneering diagnostics technology company. Our mission is to democratize access to novel molecular diagnostic testing to improve patient outcomes.

We do this primarily by developing molecular diagnostic test kits that empower our customers to run their own tests to participate in the patient-care value chain, which is counter-positioned with the central laboratory model. Our decentralized approach also puts testing in the hands of researchers to enable more studies, which inspires innovation, which we believe, can improve standards of care while also creating demand for more testing. We develop tests that measure both established biomarkers as well as pioneer the adoption of new and more effective biomarkers.

We believe that combining innovative science with a simple, but disruptive, business model can create enormous value. This model is designed to empower doctors to reduce uncertainty to make better decisions to save lives as well as enable researchers to measure biomarkers to inspire innovation.

Our customer institutions are hospitals, transplant centers, and labs. The decision to deploy our tests on behalf of patients or research studies supports front line doctors, including surgeons, nephrologists and oncologists, as well as researchers, pathologists, lab directors, medical directors, department heads, lab managers, and chief medical officers.

Our operating premise is that democratizing access to testing to foster scientific innovation and better treatments ultimately reduces the cost of care, while expanding access and improving outcomes.

At the heart, we are a science-driven organization that champions scientific integrity and inquiry. We employ world-renowned scientists who generate intellectual property in our strategic target markets. We have built and acquired an intellectual property portfolio that we believe will enable us to gain share in well-established clinical and research markets.

Our current intellectual property comprises three general areas: 1) organ transplant, 2) oncology therapy selection and 3) oncology therapy monitoring. Within these categories, we have developed or are in the process of developing LDTs that can be run at our Nashville, Tennessee lab, kitted RUO tests, and kitted clinical tests that can be run by local labs.

Our primary near-term strategic market is organ transplant. Oncocyte’s molecular diagnostic tests are designed to help the industry to better address one of the leading challenges in the transplantation market – which is the body’s potential to reject the donor organ. We do this by detecting early evidence of graft organ damage in the blood through assessing a known biomarker known as donor-derived cell-free DNA. GraftAssureCore (Kidney), for example, can find donor kidney damage up to 11 months sooner than other protocols. GraftAssureCore is analytically and clinically validated in three major solid organ transplant types (kidney, liver and heart) by peer reviewed international publications. We received a positive coverage decision from MolDx for GraftAssureCore (Kidney) in August of 2023, and it became commercially available for ordering in January 2024 through our CLIA laboratory in Nashville, Tennessee. GraftAssureCore (Kidney) is now broadly available to transplant professionals upon request. In December 2024, we confirmed Medicare reimbursement for also monitoring certain high-risk patients, that is, those with newly developed donor-specific antibodies.

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In July 2024, we began to commercialize the technology underlying GraftAssureCore (Kidney) by distributing its sister product, GraftAssureIQ, which is intended to be sold and used for research purposes and is labeled as RUO. We expect to distribute our RUO production through a mix of direct sales, partnering and distribution agreements, and licensing. We have entered into an agreement with Bio-Rad, our global strategic partner, to collaborate in the development and the commercialization of RUO and IVD kitted transplant products for clinical use (see Note 10, “Collaborative Arrangements,” to our consolidated financial statements included elsewhere in this Report for additional information).

Under strict regulatory rules, our kitted tests may not be used in a clinical treatment setting until they have attained IVD clearance from the FDA in the U.S. and In Vitro Diagnostic Medical Devices Regulation approval in the European Union. As such, we are working with these regulatory bodies to attain such clearance and approval, as applicable, supporting future distribution and higher sales of our products for clinical use.

We also have a laboratory and pharma services lab, certified under the CLIA and accredited by the CAP, in Nashville, Tennessee, and a research and development lab in Göttingen, Germany. Our innovation centers in Nashville and Germany employ world-renowned research scientists who, we believe, are leaders in their fields.

Our secondary strategic market is in the field of oncology – namely through diagnostic tests that can measure and predict which patients will best respond to certain types of therapies, as well as provide efficacy monitoring for therapies. For example, we are continuing to develop DetermaIO, a test with promising data supporting its potential to help identify patients likely to respond to checkpoint inhibitor drugs. This new class of drugs modulate the immune response and show activity in multiple solid tumor types including non-small cell lung cancer, and triple negative breast cancer. A kitted research product format of the underlying technology began proof-of-concept development in 2023. The application of immunotherapy is a global problem, so we expect partnering opportunities for each of our products as they reach clinical maturity. We also expect to begin commercializing our oncology product line, which includes DetermaIO, over the next 15 months.

The inherent uncertainties of developing and commercializing new diagnostic tests for medical use make it impossible to predict the amount of time and expense that will be required to complete the development and commercialization of those tests. There is no assurance that we will be successful in developing new technology or diagnostic tests, nor that any technology or diagnostic tests that we may develop will be proven safe and effective in diagnosis of cancer in humans or will be successfully commercialized. We expect that our operating expenses will continue to increase if we successfully complete the development of DetermaIO and commercialize this test.

We also perform other assay development and clinical testing services for pharmaceutical and biotechnology companies through our Pharma Services operations.

We believe that the experience of our team with diverse technologies through our Pharma Services activities, strong scientific integrity regarding evidence generation and innovation mentality, alongside our flexibility in operations and regulatory strategy, will drive our success, differentiate us from our competition, and are foundational to our future. We are focusing on executing the technology priorities discussed herein, which have evolved to reflect our operations and strategic vision.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

February 2025 Transactions

Private Placement Transaction

On February 7, 2025, we entered into the Securities Purchase Agreement with certain accredited investors (the “Investors”) for the issuance and sale in a private placement (the “Private Placement”) of an aggregate of 7,536,706 PIPE Shares and Pre-Funded Warrants to purchase up to 3,069,926 shares of common stock, with an exercise price of $0.0001 per share. The purchase price for one PIPE Share was $2.05, and the purchase price for one Pre-Funded Warrant was $2.0499. Certain of our directors and officers subscribed for 109,756 of the shares of common stock sold in the Private Placement, at a purchase price of $2.05 per share of common stock.

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A holder of the Pre-Funded Warrants may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise.

In connection with the Private Placement, the Company entered into the Registration Rights Agreement, dated as of February 7, 2025, with the investors named therein, pursuant to which the Company agreed to prepare and file a registration statement with the SEC registering the resale of the PIPE Shares and the shares of common stock underlying the Pre-Funded Warrants no later than March 31, 2025 (the “Filing Date”), and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 15 days following the Filing Date (or 30 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC).

Registered Direct Offering

Concurrently with the execution and delivery of the Securities Purchase Agreement, on February 7, 2025, the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company agreed to issue and sell, in a registered direct offering priced at-the-market under the rules of The Nasdaq Stock Market (the “Registered Offering”), an aggregate of 3,609,755 shares of common stock. The purchase price for one common stock was $2.05. The closing of the Registered Offering occurred on February 10, 2025, and the gross proceeds to the Company from the Registered Offering were approximately $7.4 million, before estimated offering expenses payable by the Company.

Corporate Information

We were incorporated in September 2009 in the state of California. Our principal executive offices are located at 15 Cushing, Irvine, California 92618. Our telephone number is (949) 409-7600. Our website is www.oncocyte.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

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THE OFFERING

Common Stock to be Offered by the Selling Stockholders	Up to 10,606,632 shares of our common stock, which are comprised of (i) 7,536,706 PIPE Shares, and (ii) 3,069,926 Pre-Funded Warrant Shares.

Use of Proceeds	All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive nominal proceeds from the exercise of the Pre-Funded Warrants if they are exercised for cash, at an exercise price of $0.001 per share. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 7 of this prospectus for additional information.

Registration Rights
Under the terms of the Registration Rights Agreement, we agreed to file this registration statement with respect to the registration of the resale by the selling stockholders of the PIPE Shares and the Pre-Funded Warrant Shares, as applicable, no later than March 31, 2025, and to use best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 15 days following the Filing Date (or 30 days following the date of the Registration Rights Agreement in the event of a “full review” by the SEC). In addition, we agreed that, upon the registration statement being declared effective under the Securities Act of 1933, as amended (the “Securities Act”), we will use our best efforts to maintain the effectiveness of the registration statement until the date that (i) the selling stockholders have sold all of the shares of common stock issuable under the Registration Rights Agreement or (ii) such shares may be resold by the selling stockholders pursuant to Rule 144 of the Securities Act, without the requirement for us to be in compliance with the current public information required under such rule and without volume or manner-of-sale restriction.

Plan of Distribution	The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 13 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on Nasdaq under the symbol “OCX.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated by reference in this prospectus.

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RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, any prospectus supplement and the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	the timing and potential achievement of future milestones;

●	the timing and our ability to obtain and maintain coverage and reimbursements from the Centers for Medicare and Medicaid Services and other third-party payers;

●	our plans to pursue research and development of diagnostic test candidates

●	the potential commercialization of diagnostic tests currently in development;

●	the timing and success of future clinical research and the period during which the results of the clinical research will become available;

●	the potential receipt of revenue from current sales of our diagnostic tests and/or diagnostic tests in development;

●	our assumptions regarding obtaining reimbursement and reimbursement rates of our current diagnostic tests and/or diagnostic tests in development;

●	our estimates regarding future orders of tests and our ability to perform a projected number of tests;

●	our estimates and assumptions around the patient populations, market size and price points for reimbursement for our diagnostic tests;

●	our estimates regarding future revenues, operating expenses, and future capital requirements;

●	our intellectual property position;

●	the impact of government laws and regulations; and

●	our competitive position.

You should read this prospectus and any related free-writing prospectus and the documents incorporated by reference in this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. The forward-looking statements contained or incorporated by reference in this prospectus are expressly qualified in their entirety by this cautionary statement. We do not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

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USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive nominal proceeds from the exercise of the Pre-Funded Warrants if they are exercised for cash, at an exercise price of $0.001 per share. We intend to use those proceeds, if any, for general corporate purposes.

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SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 10,606,632 shares of our common stock, which are comprised of (i) 7,536,706 PIPE Shares, and (ii) 3,069,926 shares of common stock issuable upon the exercise of the Pre-Funded Warrants.

The common stock being offered by the selling stockholders are those previously issued to the selling stockholders. For additional information regarding the issuances of those shares of common stock, see “February 2025 Transactions - Private Placement Transaction” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and securities convertible or exercisable into shares of common stock, as of March 27, 2025, assuming exercise of the securities exercisable into shares of common stock held by the selling stockholders on that date, if applicable, without regard to any limitations on conversions or exercises

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Under the terms of the Pre-Funded Warrants. a holder of the Pre-Funded Warrants may not exercise any portion of such holder’s Pre-Funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the beneficial ownership limitation to up to 9.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise. The selling stockholders may sell all, some or none of their shares of common stock in this offering. See “Plan of Distribution.”

In accordance with the terms of the Registration Rights Agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “February 2025 Transactions - Private Placement Transaction” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the Pre-Funded Warrants, determined as if such outstanding Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the exercise of the Pre-Funded Warrants.

Unless otherwise indicated, all information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The percentage of shares owned prior to and after the offering is based on 28,599,285 shares of common stock outstanding as of March 27, 2025. Unless otherwise indicated in the footnotes to this table, we believe that each selling stockholder has sole voting and investment power with respect to the common stock indicated as beneficially owned. In addition, based on information provided to us, none of the selling stockholders that are affiliates of broker-dealers, if any, purchased the shares of common stock outside the ordinary course of business or, at the time of their acquisition of such shares, had any agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the shares. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

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	Shares of Common Stock Beneficially Owned Before Offering		Maximum Number of Shares of Common Stock	Shares of Common Stock Beneficially Owned After Offering
Selling Shareholders	Number	Percentage(1)	Offered	Number	Percentage(1)
Broadwood Partners, L.P. (2)	11,560,350	40.21%	4,505,488	7,054,862	24.54%
Bio-Rad Laboratories, Inc. (3)	2,764,078	9.66%	922,758	1,841,320	6.44%
Newtown Road 130 Holdings LLC (4)	310,272	1.08%	147,272	163,000	*
Special Situations Cayman Fund, L.P. (5)	2,860,314	9.99%	475,030	2,860,314	9.99%
Special Situations Fund III QP, L.P.(5)	2,860,314	9.99%	1,717,774	2,860,314	9.99%
Special Situations Private Equity Fund, L.P. (5)	2,860,314	9.99%	292,374	2,860,314	9.99%
Special Situations Life Sciences Fund, L.P. (5)	2,860,314	9.99%	584,748	2,860,314	9.99%
Ekkehard Schuetz(6)	12,195	*	12,195	-	*
Unterberg Legacy Capital, LLC(7)	278,535	*	36,585	205,366	*
James Satloff (7)	278,535	*	9,146	205,366	*
James Satloff trustee Dustin Nathaniel Satloff Trust u/a 6 /1/93(7)	278,535	*	9,146	205,366	*
James Satloff trustee Theodore Jean Satloff Trust u/a 10/4/96(7)	278,535	*	9,146	205,366	*
James Satloff ttee Emily U Satloff Family Trust u/a 3/25/93(7)	278,535	*	9,146	205,366	*
Patrick W Smith TTEE The Smith Irrevocable Trust U/A DTD 05/01/2015 (8)	3,258,485	11.39%	1,077,600	2,180,885	7.63%
Andrea James(9)	151,231	*	97,561	53,670	*
Pura Vida X Fund LP (10)	905,197	3.17%	292,683	612,514	2.14%
Proactive Capital Partners, LP(11)	48,780	*	48,780	-	*
David Portnoy(12)	179,600	*	179,600	-	*
Joshua Isner(13)	544,728	1.90%	179,600	365,128	1.28%

* Less than 1%

(1)	Any securities not outstanding which are subject to options, warrants, rights or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such selling stockholder but are not be deemed to be outstanding for the purpose of computing the percentage of the class by any other selling stockholder.

(2)	Includes 11,560,350 shares of common stock consisting of (i) 6,904,769 shares of common stock, and (ii) 4,505,488 PIPE Shares.

The shares of common stock are directly owned by Broadwood Partners, L.P. (“Broadwood”) and Neal C. Bradsher. Broadwood Capital, Inc. (“Broadwood Capital”) is the general partner of Broadwood. Neal C. Bradsher is the President of Broadwood Capital. Broadwood Capital shares voting and dispositive power over and may be deemed to beneficially own the shares of common stock owned by Broadwood. Mr. Bradsher shares voting and dispositive power over, and may be deemed to beneficially own, the securities owned by Broadwood. The address for Broadwood, Broadwood Capital, and Mr. Bradsher is 156 West 56th Street, 3rd Floor, New York, NY 10019.

(3)	Incudes 2,764,078 shares of common stock consisting of (i) 1,841,320 shares of common stock held by Bio-Rad Laboratories, Inc. (“Bio-Rad”), and (ii) 922,758 PIPE Shares.

The address of the principal business office of Bio-Rad is 1000 Alfred Nobel Dr., Hercules, CA 94547.

(4)	Includes 310,272 shares of common stock consisting of (i) 163,000 shares of common stock, and (ii) 147,272 PIPE Shares.

Includes shares of common stock held by John Peter Gutfreund and Newtown Road 130 Holdings LLC (“Newtown”). Mr. Gutfreund, a former director of the Company, is the managing member and a control person of Newtown and may be deemed to beneficially own any securities directly owned by Newtown. The address for Newtown and Mr. Gutfreund is 767 5th Avenue, 44th Floor, New York, NY 10153.

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(5)	Includes 2,860,314 shares of common stock consisting of (i) 497,249 shares of common stock held by Special Situations Cayman Fund, L.P. (“Cayman”), (ii) 77,434 shares of common stock issuable upon exercise of certain pre-funded warrants (subject to a 9.99% beneficial ownership limitation) held by Cayman, (iii) 475,030 Pre-Funded Warrant Shares (subject to a 9.99% beneficial ownership limitation) held by Cayman, (iv) 32,833 shares of common stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership limitation) held by Cayman, (v) 1,744,288 shares of common stock held by Special Situations Fund III QP, L.P. (“SSFQP”), (vi) 265,454 shares of common stock issuable upon exercise of certain pre-funded warrants (subject to a 9.99% beneficial ownership limitation) held by SSFQP, (vii) 1,717,774 Pre-Funded Warrant Shares (subject to a 9.99% beneficial ownership limitation) held by SSFQP, (viii) 117,261 shares of common stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership limitation) held by SSFQP, (ix) 195,431 shares of common stock held by Special Situations Private Equity Fund, L.P. (“SSPE”), (x) 18,762 shares of common stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership limitation) held by Special Situations Private Equity Fund, L.P. (“SSPE”), (xi) 292,374 Pre-Funded Warrant Shares (subject to a 9.99% beneficial ownership limitation) held by SSPE, (xii) 390,862 shares of common stock held by Special Situations Life Sciences Fund, L.P. (“SSLS”), (xiii) 18,762 shares of common stock issuable upon exercise of certain warrants (subject to a 9.99% beneficial ownership limitation) held by SSLS, and (xiv) 584,748 Pre-Funded Warrant Shares (subject to a 9.99% beneficial ownership limitation) held by SSLS.

AWM Investment Company, Inc. (“AWM”) is the investment adviser to Cayman, SSFQP, SSPE and SSLS (collectively, the “Funds”) and has sole voting and dispositive power over the securities held by the Funds. David Greenhouse and Adam Stettner are the principal owners of AWM. Through their control of AWM, Messrs. Greenhouse and Stettner share voting and investment control over the portfolio securities of each of Cayman and SSFQP. Messrs. Greenhouse and Stettner disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest in each of them may have therein. The principal place of business for each of AWM, Cayman, SSFQP, SSPE, and SSLS is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(6)	Incudes 12,195 PIPE Shares.

Ekkehard Schuetz’s address is c/o Oncocyte Corporation, 15 Cushing, Irving, CA 92618.

(7)	Includes 278,535 shares of common stock, consisting of (i) 68,578 shares of common stock held by James Satloff, (ii) 9,146 PIPE Shares held by Mr. Satloff, (iii) 34,289 shares of common stock held by James Satloff trustee Dustin Nathaniel Satloff Trust u/a 6 /1/93 (the “Dustin Nathaniel Trust”), (iv) 9,146 PIPE Shares held by Dustin Nathaniel Trust, (v) 34,289 shares of common stock held by James Satloff trustee Theodore Jean Satloff Trust u/a 10/4/96 (the “Jean Trust”), (vi) 9,146 PIPE Shares held by Jean Trust, (vii) 34,289 shares of common stock held by James Satloff ttee Emily U Satloff Family Trust u/a 3/25/93 (the “Family Trust” and, together with the Dustin Nathaniel Trust and the Jean Trust, the “Satloff Trusts”), (viii) 9,146 PIPE Shares held by the Family Trust, (ix) 33,921 shares of common stock held by Unterberg Legacy Capital, LLC (“Unterberg”), and (x) 36,585 PIPE Shares held by Unterberg.

James Satloff, as trustee of the Satloff Trusts, may be deemed to beneficially own the shares of common stock owned by the Satloff Trusts. James Satloff, as the managing member of Unterberg, may be deemed to beneficially own the shares of common stock owned by Unterberg. Andrew Arno, a director of the Company, is a managing member of Unterberg and may be deemed to beneficially own the shares held by Unterberg. The address for Unterberg, Mr. Satloff and the Satloff Trusts is 10 Gracie Square, Apt. 9E, New York, NY 10028.

(8)	Includes 3,258,485 shares of common stock, consisting of (i) 2,180,885 shares of common stock, (ii) 1,077,600 PIPE Shares.

The shares of common stock are directly owned by PATRICK W SMITH TTEE THE SMITH IRREVOCABLE TRUST U/A DTD 05/01/2015 (the “Trust”) and Patrick W. Smith. Mr. Smith, the sole trustee of the Trust, may be deemed to beneficially own the shares of common stock owned by the Trust. The address for the Trust and Mr. Smith is c/o Oncocyte Corporation, 15 Cushing, Irving, CA 92618.

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(9)	Includes 151,231 shares of common stock, consisting of (i) 53,670 shares of common stock, and (ii) 97,561 PIPE Shares.

Andrea James is the Company’s Chief Financial Officer. The address of Ms. James is c/o Oncocyte Corporation, 15 Cushing, Irving, CA 92618.

(10)	Includes 905,197 shares of common stock, consisting of (i) 612,514 shares of common stock owned by Pura Vida Investments, LLC (“PVI”), and (ii) 292,683 PIPE Shares owned by Pura Vida X Fund LP (“Pura Vida X Fund”).

PVI serves as the investment manager to the Pura Vida X Fund. Efrem Kamen serves as the Managing Member of PVI. PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the securities listed above held by the Pura Vida X Fund and PVI, as applicable. This shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the securities reported herein for purposes of Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the securities reported herein except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein, if any. The address for PVI is 525 W. 25th St., 19th Floor, New York, NY 10001.

(11)	Includes 48,780 PIPE Shares.

The shares of common stock are directly owned by Proactive Capital Partners, LP (“Proactive Capital”). Jeffrey S. Ramson is the general partner and manager of Proactive Capital and has voting and investment control over the securities held by Proactive Capital and may be deemed to beneficially own the shares of common stock owned by Proactive Capital. The address for Proactive Capital and Mr. Ramson is 950 3rd Avenue, Suite 2700, New York, NY 10022.

(12)	Includes 179,600 PIPE Shares. The address of David Portnoy is 31 Venetian Way, Miami Beach, FL 33139.

(13)	Includes 544,728 shares of common stock, consisting of (i) 365,128 shares of common stock, and (ii) 179,600 PIPE shares. The address of Joshua Isner is 17800 N. 85th St., Scottsdale, AZ 85255.

Relationships with the Selling Stockholders

Except as disclosed below and in our periodic reports and current reports filed with the SEC from time to time, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our shares of common stock or other securities.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock and provisions of our Articles of Incorporation, as amended (the “Articles of Incorporation”), and amended and restated Bylaws (the “Bylaws”) are summaries and are qualified by reference to the Articles of Incorporation and the Bylaws that are on file with the SEC.

Authorized Capital Stock

Our Articles of Incorporation authorizes us to issue 230,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

Common Stock

The Articles of Incorporation currently authorize the issuance of up to 230,000,000 shares of common stock, no par value. Each holder of record of common stock is entitled to one vote for each outstanding share owned, on every matter properly submitted to the stockholders for their vote; provided, that if any stockholder entitled to vote at a meeting at which directors are to be elected gives timely notice of their intention to cumulate votes in the election of directors, stockholders may cumulate votes for the election of directors.

Subject to the dividend rights of holders of any preferred stock that may be issued from time to time, holders of common stock are entitled to any dividend declared by the Board out of funds legally available for that purpose.

Subject to the prior payment of the applicable liquidation preference to holders of any preferred stock that may be issued from time to time, holders of common stock are entitled to receive on a pro rata basis all remaining assets available for distribution to the holders of common stock in the event of the liquidation, dissolution, or winding up of the Company’s operations.

Holders of common stock do not have any preemptive, subscription, redemption, or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that may be issued in the future.

As of March 27, 2025, we had 182 holders of record of our shares of common stock.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “OCX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, New York 10005.

Anti-Takeover Provisions of California Law, the Articles of Incorporation, and the Bylaws

Our Articles of Incorporation and Bylaws contain provisions that may make it difficult for a third party to acquire us, or for a change in the composition of our board of directors or management to occur, and may delay or prevent a change in control of our Company or changes in our management, including provisions that:

●	authorize “blank check” preferred stock, which could be issued without shareholder approval and could have voting, liquidation, dividend, and other rights superior to our common stock;
●	establish an advance notice procedure with regard to nominations by shareholders of individuals for election to our board of directors;
●	provide that vacancies on our board of directors, other than vacancies created by removal of a director, may be filled by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office at a meeting, or (iii) a sole remaining director; and
●	provide that special meetings of shareholders may be called at any time only by the board of directors, the Chair of the board, the President, or by shareholders of record entitled to cast not less than 10% of the votes at such meeting on the record date.

These provisions, alone or together, could discourage a party from acquiring, or make it more difficult for a party to acquire, control of us, or delay or prevent hostile takeovers and changes in control or changes in our management.

In addition, Section 1203 of the California General Corporation Law (“CGCL”) includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company. First, if an “interested party” makes an offer to purchase the shares of some or all of the Company’s shareholders or makes a written proposal for approval of a merger, exchange or other reorganization or for a sale of all or substantially all of the Company’s assets, an affirmative opinion must be delivered in writing to the board or each shareholder, as the case may be, as to the fairness of the consideration to be received by the shareholders prior to completing the transaction. California law considers a person to be an “interested party” if the person directly or indirectly controls the Company, if the person is directly or indirectly controlled by one of the Company’s officers or directors, or if the person is an entity in which one of the Company’s officers or directors holds a material financial interest. If after receiving an offer from such an “interested party” the Company or its shareholders receives a subsequent offer from a neutral third party within the time prescribed by Section 1203, then the shareholders must be notified of this offer and afforded the opportunity to withdraw their tender or consent to the “interested party” offer. Section 1203 could make it more difficult for a third party to acquire a majority of the Company’s outstanding capital stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which the Company’s shareholders could receive a premium for their shares, or effect a proxy contest for control of the Company or other changes in its management.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their respective pledgees, assignees, donees, transferees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	in the over-the-counter market;
●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	through brokers, dealers or underwriters that may act solely as agents;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	one or more underwritten offerings on a firm commitment or best-efforts basis;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon by Haynes and Boone, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Oncocyte Corporation as of and for the years ended December 31, 2024, and December 31, 2023, incorporated by reference in this registration statement and accompanying prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.oncocyte.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 24, 2025;

●	Our Current Reports on Form 8-K, filed with the SEC on January 8, 2025, February 10, 2025, and March 10, 2025; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, filed on March 1, 2021, as updated by Exhibit 4.7 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 24, 2025, and any amendments or reports filed for the purpose of updating such description.

All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) on or after the date of this prospectus until the earlier of the date on which all of the securities registered hereunder have been sold or this prospectus has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. The information in documents that we file in the future will update and supersede the information currently included and incorporated by reference in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Oncocyte Corporation

15 Cushing

Irvine, California 92618

(949) 409-7600

You may also access the documents incorporated by reference in this prospectus through our website at www.oncocyte.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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10,606,632 Shares

COMMON STOCK

PROSPECTUS